Exhibit 99.1

Press Release:	Source: KMG America Corporation
For Immediate Release
Contact:	Sylvia Knight
Ph: (888) 313-4534, ext. 5956
sylvia.knight@kmgamerica.com

KMG America Reports Net Income for Second Quarter 2005

Minneapolis, MN, August 15, 2005 – KMG America Corporation (NYSE: KMA) today reported net income for the second quarter of 2005 of $0.7 million, or $.03 per diluted share.

KMG America Chairman, President and Chief Executive Officer, Kenneth Kuk, commenting on these results, said, “We are extremely pleased with our second quarter results.  While earnings are below consensus estimates, they were consistent with our internal expectations, and the far more important early measurements were all positive.  We have successfully recruited 15 sales reps, stop loss and group life products are filed and being sold, and we have strong early sales results to report.  Including those cases with effective dates of July 1, 2005, new stop loss sales totaled $3.8 million after being available for just 30 days.  While we don’t expect stop loss sales to continue at this pace because we will emphasize a broader mix of products including group life, we believe these early sales results validate the quality of our sales reps and the acceptance of KMG America in the market place.”

Mr. Kuk added, “The second quarter results include $4.0 million of incremental costs attributed to new KMG America activity compared to $2.4 million in the first quarter of 2005 and virtually no incremental premium.  Absent any significant improvements in the Kanawha legacy business or in investment performance, lower earnings had to emerge.  As part of our strategic planning and reforecasting process, we are taking a fresh look at our 2006 and 2007 internal projections to determine earnings trajectory based on far more complete information than was previously available.  However, we haven’t changed our long term objectives.”  (KMG America acquired Kanawha Insurance Company in December, 2004, with the proceeds of its initial public offering.)

The second quarter earnings results discussion that follow compares second quarter 2005 and first quarter 2005 results to the second quarter 2004 results.  Results are compared on a reported net income basis, operating income basis (excluding realized investment gains and losses) and on a pro forma basis when comparing current year to prior year results.  Because the financial results of Kanawha in 2004 (the predecessor period) do not reflect the new activity of KMG America, we believe the most meaningful comparison for purposes of evaluating the KMG America results, at least for the first year of its operation, are comparisons to the most recent quarter.  We believe that the comparison of current year to prior year periods are most meaningful when prior year periods are stated on a pro forma basis reflecting the purchase accounting adjustments.

Additionally, in order to facilitate period-over-period comparisons and highlight operating trends specific to Kanawha’s legacy business, expenses related to the new KMG America activity have been identified separately on the income statements and includes expenses related to the new executive office, holding company, and new sales and underwriting management and related staffing.

SECOND QUARTER FINANCIAL RESULTS

For the second quarter of 2005, KMG America reported net income of $0.7 million, or $.03 per diluted share, compared to net income for the first quarter of 2005 of $1.0 million, or $.05 per diluted share, second quarter 2004 net income of $1.6 million and second quarter 2004 pro forma net income of $3.7 million (second quarter net income and pro forma net income in 2004 includes realized gains of $1.0 million, net of taxes).  On an operating income basis, second quarter 2005 reported income of $0.7 million, or $.03 per diluted share, compared to operating income of $1.0 million, or $.05 per diluted share in the first quarter of 2005, and $2.8 million, or $.12 per diluted share in the second quarter of 2004 on a pro forma basis.

The primary reasons for the decreased earnings in the year-over-year comparisons are increased expenses from the new KMG America activity related to building the new sales and underwriting organization, and the additional costs and infrastructure required to operate as a public company.  These new expenses totaled $4.0 million and $2.4 million in the second and first quarters of 2005, respectively.  Excluding these expenses, second quarter 2005 operating income would be $3.3 million, or $.15 per diluted share, comparing favorably to first quarter 2005 operating income of $2.6 million, or $.12 per diluted share, and second quarter 2004 pro forma operating income of $2.8 million, or $.12 per diluted share.  We believe that excluding these new expenses will provide a more meaningful comparison of the trends in earnings produced by Kanawha’s legacy business, which offset the costs associated with building the new sales and underwriting organization and the infrastructure needed to operate as a public company.

The total company benefit ratio was 77.0% in the second quarter of 2005, an improvement from 78.0% in the first quarter of 2005 and from 79.8% in the second quarter of 2004 on a pro forma basis.  The second quarter 2005 improvement is due primarily to a favorable claims comparison in the worksite and acquired segments partially offset by an unfavorable comparison in the senior segment.

Investment income in the second quarter of 2005 increased by $0.1 million compared to the first quarter of 2005, and by $0.3 million compared to the second quarter of 2004 on a pro forma basis.  The investment portfolio yield in the second quarter of 2005 was 4.69% based on average cash and invested assets, an improvement from 4.60% in the first quarter of 2005, but down considerably from the 5.46% yield in the second quarter of 2004 on a pro forma basis. The comparison to the second quarter of 2004 reflects the continued effect of the low interest rate environment and our decision to temporarily target shorter term investments where we perceive more value currently.  As a result of the capital raised in the IPO in late December of 2004 and other cash raised by Kanawha from targeted dispositions of certain securities in its investment portfolio late in the third quarter of 2004, KMG America had total cash and cash equivalents of about $130 million at the end of 2004.  These holdings amount to about $100 million today, which include the shorter term assets with two to three year maturities.  These shorter term assets will likely be redeployed into longer term assets should interest rates rise as we expect.  The decline in year-over-year average portfolio yield had a proportional impact on the second quarter 2005 business segment results that follow.

Second quarter 2005 reported results were also favorably impacted by an effective tax rate of 24.5% compared to 35.5% in the first quarter of 2005, and 30.6% for the second quarter of 2004.  This favorable effective tax rate is due to the fact that a portion of our consolidated income resulted from a subsidiary that has net operating loss carry backs.  Due to the uncertainty of using these net operating losses, a deferred tax asset has not been established for them; therefore, the net income from this subsidiary has a tax rate of zero due to the use of net operating losses to offset taxable income incurred, which reduces the effective tax rate for the consolidated company.

YEAR-TO-DATE FINANCIAL RESULTS

Net income for the six months ended June 30, 2005 was $1.7 million, or $.08 per diluted share, compared to net income of $1.7 million and pro forma net income of $5.9 million, or $.27 per diluted share for the six months ended June 30, 2004.  Net income for the first six months of 2004 was impacted by a one-time investment expense of $1.6 million ($1.0 million after tax) which reduced investment income in March of 2004.  Operating income for the six months ended June 30, 2005 was $1.6 million, or $.08 per diluted share, compared to operating income for the six months ended June 30, 2004 of $5.8 million (excludes realized investment gains of  $1.1 million, net of taxes and the one-time investment expense of $1.0 million, net of taxes), or $.26 per diluted share.

The decline in year-over-year operating income is primarily due to $6.5 million of operating expenses incurred in the first six months of 2005 related to the new KMG America activity, consistent with the discussion above regarding second quarter results.  Excluding these new KMG America expenses, operating income for the six months ended June 30, 2005 for Kanawha’s legacy business would have been $5.9 million, or $.27 per diluted share, compared to pro forma operating income of $5.8 million, or $.26 per diluted share for the six months ended June 30, 2004.

SECOND QUARTER BUSINESS SEGMENT RESULTS

All business segment earnings results are stated on a pretax operating income basis (excludes realized capital gains or losses).  The prior year period is presented on a pro forma basis and includes adjustments for the actual dollar value impact that the December 31, 2004, balance sheet PGAAP adjustments had on the second quarter 2005 statements of operations.  This variance discussion corresponds to the pro forma segment results tables that are attached, which also include the six month year-to-date results for both years (2004 presented on a pro forma basis)

Worksite Insurance

The legacy worksite insurance business of Kanawha has historically included life and health insurance products that are marketed primarily to smaller employers and their employees in the southeastern United States.  Products include life, disability, dental, indemnity health and critical illness insurance sold on a payroll deduction basis.  The new sales distribution channel currently being established at KMG America is focusing on larger employer groups on a nationwide basis and will offer a much broader product mix than the legacy worksite channel.  The worksite segment also currently includes certain other individual life and health insurance products that were sold directly to individuals through Kanawha’s legacy distribution channels.

The worksite insurance segment reported pretax operating income of $0.1 million in both the first and second quarters of 2005, with increased premiums and lower policyholder benefits in the second quarter largely offsetting increased expenses attributed to the new KMG America activity.  Second quarter pretax operating income was down $0.6 million compared to the pro forma second quarter 2004 pretax operating income of $0.7 million due largely to $1.7 million of expenses incurred in the second quarter of 2005 related to new KMG America activity that did not exist in 2004.  Partially offsetting these higher expenses were increased premiums of $0.9 million from improved sales results in Kanawha’s legacy distribution channel.  The benefit ratio in the second quarter of 2005 was 70.9%, an improvement from 74.3% in the first quarter of 2005, and 75.3% (pro forma basis) in the second quarter of 2004, reflecting in part the generally favorable impact of increased new business on the overall benefit ratio, as well as favorable claims experience.  New business typically has much lower benefit ratios than an aging in force block of business, due to level premiums payable over the life of these long term products.

Senior Market Insurance

The senior market insurance segment includes long term care insurance products marketed directly to individual customers by independent agents primarily in the southeastern United States.  On June 3, 2005, KMG America announced its decision to sell or otherwise dispose of its in-house agency that distributes senior market insurance products.  The disposition is expected to be completed by the end of 2005.  KMG expects to cease underwriting new long term insurance business at some point soon after the disposition of the agency is completed.  The Company expects to retain and actively manage its existing block of in-force long-term care policies, which is currently represented by approximately $42 million of annualized premium revenue and $120 million of benefit reserves.

The senior market insurance segment reported pretax operating income of $1.0 million in the second quarter of 2005, a slight improvement compared to first quarter 2005 pretax operating income of $0.9 million, with higher premiums and investment income combined with lower expenses largely offset by higher policyholder benefits.  Compared to the second quarter of 2004 on a pro forma basis, second quarter 2005 income was down $0.9 million due primarily to higher policyholder benefits.  The benefit ratio in the second quarter of 2005 was 82.5%, up from 78.7% in the first quarter of 2005, and also up from 74.7% (pro forma basis) in the second quarter of 2004.  A portion of the benefit ratio increase is due to new claims, but a portion is due to the natural aging of the book of policies in force.  The steady decline of sales of new long term care policies in recent years has resulted in a corresponding increase in benefit ratios because of the level premium effect noted above in the worksite segment discussion. The decision to cease writing new long-term care business at some point after the sale or other disposition of the agency is completed will likely accelerate the rise in benefit ratios.  However, the impact on benefit ratios resulting from already approved and expected future premium rate increases on the existing business will likely offset some of this effect.

Other income increased by $0.2 million in the second quarter of 2005 compared to second quarter of 2004 due to increased reinsurance expense allowances on higher renewal premiums.

Third Party Administration

KMG America’s third party administration business provides a wide range of insurance product administration, claims handling, eligibility administration, call center and support services, primarily for the insurance products offered by our worksite insurance, acquired segment and senior market businesses.  It also provides administrative and managed care services to third parties.  The operating results for this segment reflect the third party activity only.

The third party administration segment reported pretax operating income of $0.3 million in the second quarter of 2005, compared to pretax operating income of $0.3 million in the first quarter of 2005 and $0.4 million in the second quarter of 2004.  While both fee income and expenses were higher in the second quarter of 2005 than in the comparable prior year period, expense growth in the second quarter of 2005 modestly outpaced the growth in fee income resulting in a slight decrease in pre-tax operating income.

Acquired Business

Kanawha acquired over time, through assumption and indemnity reinsurance transactions, a number of closed blocks of life and health insurance business.

The acquired business segment reported pretax operating income of $1.1 million in the second quarter of 2005, even with the first quarter of 2005, and favorable by $0.4 million compared to pro forma second quarter 2004.  The improvement compared to the second quarter of 2004 is due primarily to improved claims experience in certain acquired life and individual health treaties.  The benefit ratio improved to 122.4% in second quarter of 2005, compared to 127.4% in the first quarter of 2005, and 188.3% (pro forma) for the second quarter of 2004.  Benefit ratios in the acquired segment are high because a majority of the business is in a paid up status.  The benefit ratios in both quarters in 2005 reflect actual claims experience somewhat better than expected claims, while the benefit ratio in 2004 reflects claims experience somewhat worse than expectations.  Investment income for the second quarter of 2005 was $1.9 million, down from $2.1 million in the first quarter of 2005 and $2.3 million (pro forma) for the second quarter 2004.

Corporate and Other

This segment includes investment income earned on the investment portfolio allocated to capital and surplus, as well as all realized investment capital gains and losses which are not allocated by line of business.  This segment also includes marketing allowances, commissions and related expenses pertaining to product sales for other insurance carriers, which are currently not significant.  More importantly, this segment includes, in 2005, certain holding company and corporate management compensation and other expenses related to the establishment of KMG America as a new public company.  In addition, this segment includes certain unallocated expenses, primarily deferred compensation and incentive compensation costs, and other unallocated items.

The corporate and other segment reported a second quarter 2005 pretax operating loss of $1.6 million, compared to a loss of $0.9 million in the first quarter of 2005 and income of $0.4 million in the second quarter 2004 pro forma results.  As noted above, current year results were impacted by increased expenses related to the new KMG America activity of $2.3 million and $1.6 million in the second and first quarters of 2005, respectively. The expenses of Kanawha’s legacy operations in the second quarter of 2005 were also up $0.4 million compared to the second quarter of 2004 due to increased incentive compensation expenses.  Investment income in the second quarter of 2005 was higher by $0.6 million compared to the second quarter of 2004 (pro forma), due primarily to higher asset balances – including the new capital raised in the initial public offering in December, 2004 — partially offset by a decline in portfolio yields resulting from the continuing effect of the lower interest rate environment.

SECOND QUARTER 2005 EARNINGS CONFERENCE CALL

KMG America will hold a conference call on Monday, August 15, at 10:00 a.m. Eastern Time to discuss its second quarter 2005 results. This call is being webcast by Thomson/CCBN and can be accessed from KMG America’s website, www.kmgamerica.com. Please click on “Analyst/Investor” and there will be a link on the top right for the Q2 Conference Call. Please register approximately 5 minutes prior to the call. A rebroadcast will be available after noon on August 15 and may be accessed using the same instructions.  The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors.  Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

*     *     *

NOTES ON FINANCIAL PRESENTATION

KMG America was formed on January 21, 2004, and commenced its insurance operations shortly before December 21, 2004, when it completed its initial public offering of common stock and used a portion of the proceeds to complete its acquisition of Kanawha Insurance Company.  Results of operations, cash flows and changes in shareholders’ equity for the three and six month periods ended June 30, 2004 (the predecessor periods indicated on the attached financial tables), reflect the historical operations of Kanawha only and do not include GAAP purchase accounting “PGAAP” adjustments reflecting the acquisition.  Results of operations, cash flows and changes in shareholders’ equity for the three month periods ended June 30, 2005, and March 31, 2005 and KMG America’s financial position as of December 31, 2004, and June 30, 2005, have been adjusted for PGAAP adjustments reflecting the Kanawha acquisition.  Pro forma statements of income for 2004 are presented that adjust the statements of income for the three and six month periods ended June 30, 2004, for the actual dollar value impact that the December 31, 2004, balance sheet PGAAP adjustments had on the statements of income for the three and six month periods ended June 30, 2005, to allow for a more meaningful comparison of period-over-period results.  A reconciliation of pro forma net income back to GAAP net income is provided in the attached tables.

Non-GAAP Financial Measures

•                  Operating Income - To supplement the financial statements presented on a GAAP basis, the company reported “operating income,” which is a non-GAAP measure.  Operating income is defined as net income excluding realized investment gains (losses), net of income taxes, and excluding non-recurring items, net of income taxes.  Management believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful additional information to evaluate the performance of the business, because it excludes items that management believes are not indicative of the operating results of the business.  In addition, this non-GAAP measure is used by management to evaluate the operating performance of the company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income determined in accordance with GAAP.

•                  Pro Forma Financial Information - To supplement the financial statements presented on a GAAP basis, the company reported “pro forma” financial information that adjusts the statements of income for the three and six month periods ended June 30, 2004 for the actual dollar value impact that the December 31, 2004, balance sheet PGAAP adjustments had on the second quarter of 2005 and six months ended June 30, 2005 statements of income, respectively.  Such pro forma financial information is a non-GAAP measure.  Management believes this pro forma non-GAAP measure provides investors, potential investors, securities analysts and others with useful additional information to evaluate the performance of the business, because these purchase accounting adjustments relating to the Kanawha acquisition have been incorporated in KMG America’s financial statements for the three and six month periods ending June 30, 2005, and will be incorporated in later reporting periods.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the results of operations or financial position of the company determined in accordance with GAAP.

A reconciliation of the non-GAAP financial measures contained in this release to the most comparable GAAP measures appears in the attached tables.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause KMG America Corporation’s actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: implementation of its business strategy; hiring and retaining key employees; predicting and managing claims and other costs; fluctuations in its investment portfolio; financial strength ratings of its insurance subsidiary; government regulations, policies and investigations affecting the insurance industry; competitive insurance products and pricing; reinsurance costs; fluctuations in demand for insurance products; possible recessionary trends in the U.S. economy; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

KMG America Corporation and Predecessor

Consolidated Statements of Income (GAAP basis, unaudited)

(in thousands, except percentages)

	KMG America		Predecessor	KMG America	Predecessor
	Quarter Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Insurance premiums	$26,817	$26,198	$26,649	$53,014	$51,987
Net investment income (1)	6,801	6,653	6,931	13,454	12,321
Commission and fee income	3,671	3,568	3,484	7,239	6,836
Realized investment gains	18	27	1,513	46	1,728
Other income	978	792	710	1,770	1,457
Total revenues	38,285	37,238	39,287	75,523	74,329

Policyholder benefits	20,646	20,430	24,007	41,076	46,547
Insurance commissions, net of deferrals	2,376	2,666	2,434	5,042	4,779
Expenses, taxes, fees and depreciation:
Kanawha legacy	9,077	9,030	8,229	18,107	16,157
KMG America (KMGA) new activity	4,027	2,446	—	6,473	—
Amortization of DAC and VOBA (2)	1,215	1,085	2,265	2,300	4,356
Total benefits and expenses	37,341	35,657	36,935	72,998	71,839

Income before income taxes	944	1,581	2,352	2,525	2,490
(Provision) for income taxes	(231)	(561)	(719)	(792)	(766)
Net income	$713	$1,020	$1,633	$1,733	$1,724

Operating income (3)	$701	$1,002	$650	$1,703	$1,610
Operating income excl. KMGA new expenses	$3,319	$2,592	$650	$5,911	$1,610

Benefit ratio (4)	77.0%	78.0%	90.1%	77.5%	89.5%

Average portfolio yield (5)	4.69%	4.60%	5.85%	4.64%	5.90%

Average invested assets	$552,052	$499,265	$465,409	$513,928	$461,612
Average cash and equivalents	28,511	79,664	8,505	66,246	8,677
Total average cash and invested assets	$580,562	$578,930	$473,913	$580,174	$470,289

(1)

Net investment income for the six months ended June 30, 2004, included a one-time expense in March 2004, for a $1.6 million incentive payment to one of Kanawha’s outside investment managers at the conclusion of the contract period.

(2)	DAC: Deferred Acquisition Costs; VOBA: Value of Business Acquired.
(3)

Operating income is defined as net income excluding realized investment gains (losses), net of income taxes, and excluding non-recurring items, net of income taxes, which, for the six months ended June 30, 2004, included the one-time $1.0 million, net of tax, incentive payment identified in footnote 1.

(4)	Benefit ratio is defined as policyholder benefits (equal to incurred claims plus increases in policyholder active life reserves) divided by net premiums.
(5)

Average portfolio yield is defined as net investment income divided by average invested assets plus average cash and equivalents. Note that the six months ended June 30, 2004 average portfolio yield excludes the impact of the one-time pretax $1.6 million incentive payment identified in note 1.

KMG America Corporation and Subsidiary

Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2005	December 31, 2004 (1)
	(Unaudited)
Assets:
Cash and cash equivalents	$15,092	$117,400
Investments	574,236	461,141
Total cash and investments	589,328	578,541
Accrued investment income	5,805	4,912
DAC	6,357	—
VOBA	73,101	74,481
Other assets (2)	114,939	112,117
Total assets	$789,530	$770,051

Liabilities and shareholders’ equity:
Total policy and contract liabilities	$537,593	$530,915
Deferred income taxes	12,230	6,502
Other liabilities (3)	45,296	44,846
Total liabilities	595,119	582,263
Total shareholders’ equity	194,411	187,788
Total liabilities and shareholders’ equity	$789,530	$770,051

Book value per share: (4)
Basic	$8.81	$8.51
Diluted	$8.79	$8.44

Book value per share: (excl FAS 115) (5)
Basic	$8.59	$8.51
Diluted	$8.57	$8.44

Ending shares outstanding:
Basic	22,072	22,072
Diluted (6)	22,106	22,242

(1)

December 31, 2004 balance sheet is stated on PGAAP accounting basis and reflects the balance sheets of both the Predecessor and KMG America as of December 31, 2004. Please refer to the supplemental schedule included here with the details of the PGAAP and KMG America adjustments.

(2)	Other assets include reinsurance balances recoverable, real estate and equipment, federal income tax recoverable and other assets.
(3)	Other liabilities include accounts payable and accrued expenses, $15 million subordinated note and other miscellaneous liabilities.
(4)	Book values per share on December 31, 2004, are based on the number of shares issued in the IPO plus shares issued to the founders prior to the IPO.
(5)	The book values are recalculated excluding $4.9 million of unrealized capital gains on June 30, 2005. Unrealized capital gains were $0 on December 31, 2004.
(6)	Diluted shares were calculated using the treasury stock method.

KMG America Corporation and Predecessor

Consolidated Statements of Income - Unaudited, Predecessor 2004 Results Adjusted to PGAAP (Pro Forma)

(in thousands, except share data and percentages)

	KMG America		Predecessor	KMG America	Predecessor
	Quarter Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
			(Pro Forma)		(Pro Forma)
Insurance premiums	$26,817	$26,198	$26,649	$53,014	$51,987
Net investment income	6,801	6,653	6,463	13,454	11,385
Commissions and fee income	3,671	3,568	3,484	7,239	6,836
Realized investment gains	18	27	1,513	46	1,728
Other income	978	792	710	1,770	1,457
Total revenues	38,285	37,238	38,819	75,523	73,393

Policyholder benefits	20,646	20,430	21,270	41,076	41,180
Insurance commissions, net of deferrals	2,376	2,666	2,434	5,042	4,779
Expenses, taxes, fees and depreciation:
Kanawha legacy	9,077	9,030	8,372	18,107	16,443
KMG America (KMGA) new activity	4,027	2,446	—	6,473	—
Amortization of DAC & VOBA	1,215	1,085	1,150	2,300	2,030
Total benefits and expenses	37,341	35,657	33,226	72,998	64,432

Income before income taxes	944	1,581	5,593	2,525	8,961
(Provision) for income taxes	(231)	(561)	(1,853)	(792)	(3,031)
Net income	$713	$1,020	$3,740	$1,733	$5,930

Net income per share:
Basic	$0.03	$0.05	$0.17	$0.08	$0.27
Diluted	$0.03	$0.05	$0.17	$0.08	$0.27

Operating income (loss) : (1)
Worksite insurance business	$77	$95	$430	$530	$1,481
Senior market insurance	652	602	1,269	1,254	2,231
Third party administration business	209	181	240	390	508
Acquired business	729	729	442	1,457	1,008
Corporate and other	(965)	(604)	375	(1,928)	589
Total operating income	$701	$1,002	$2,756	$1,703	$5,816
Total excluding KMGA new expenses	$3,319	$2,592	$2,756	$5,911	$5,816

Operating income per share:
Basic	$0.03	$0.05	$0.12	$0.08	$0.26
Diluted	$0.03	$0.05	$0.12	$0.08	$0.26
Diluted - excl. KMGA new expenses	$0.15	$0.12	$0.12	$0.27	$0.26

Weighted-average shares outstanding:
Basic	22,072	22,072	22,072 (2)	22,072	22,072
Diluted	22,072	22,156	22,072 (2)	22,106	22,106

Benefit ratio	77.0%	78.0%	79.8%	77.5%	79.2%

Average portfolio yield (3)	4.69%	4.60%	5.46%	4.64%	5.50%

(1)

Operating income is defined as net income excluding realized investment gains (losses), net of income taxes, and excluding non-recurring items, net of income taxes, which, for the six months ended June 30, 2004, included the one-time $1.0 million, net of tax, incentive payment to one of Kanawha’s outside investment managers in March, 2004.

(2)	Shares outstanding for the three months and six months ended June 30, 2004 assume the same number of shares outstanding as the three months and six months ended June 30, 2005, respectively.
(3)

Average portfolio yield is defined as net investment income divided by average invested assets plus average cash and equivalents. Note that six months year-to-date 2004 average portfolio yield excludes the impact of the one-time pretax $1.6 million incentive payment identified in note 1.

PRO FORMA SEGMENT RESULTS (Unaudited)

(in thousands)

To supplement the financial statements presented on a GAAP basis, the company reported “pro forma” financial information that adjusts the income statements for the three and six months ended June 30, 2004 for the actual dollar impact that the December 31, 2004, balance sheet PGAAP adjustments had on the income statements for the three and six months ended June 30, 2005, respectively.  Pretax operating income excludes realized investment gains and non-recurring items, such as the one-time $1.6 million incentive payment to one of Kanawha’s outside investment managers in March, 2004.

	KMG America		Predecessor	KMG America	Predecessor
	Quarter Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
			(Pro Forma)		(Pro Forma)
Worksite insurance business:
Insurance premiums	$15,028	$14,658	$14,173	$29,686	$28,198
Net investment income	1,603	1,782	1,600	3,385	3,310
Commissions and fee income	—	—	—	—	—
Realized investment gains	—	—	—	—	—
Other income	40	49	34	90	164
Total revenues	16,671	16,489	15,807	33,161	31,672
Policyholder benefits	10,661	10,890	10,671	21,551	21,260
Insurance commissions, net of deferrals	801	1,078	946	1,879	1,819
Expenses, taxes, fees and depreciation
- Kanawha legacy	2,503	2,695	2,332	4,648	4,629
- KMG America (KMGA) new activity	1,694	860	—	2,554	—
Amortization of DAC and VOBA	894	820	1,196	1,714	1,686
Total benefits and expenses	16,553	16,343	15,145	32,346	29,394
Income before income taxes	$118	$146	$662	$815	$2,278

Income before income taxes excluding KMGA new expenses	$1,812	$1,006	$662	$3,369	$2,278

Total assets	$167,166	$168,714	$151,757	$167,166	$151,757

Senior market insurance business:
Insurance premiums	$11,128	$10,601	$11,350	$21,729	21,673
Net investment income	1,137	1,012	1,040	2,149	1,770
Commissions and fee income	—	—	—	—	—
Realized investment gains	—	—	—	—	—
Other income	799	657	556	1,456	1,051
Total revenues	13,064	12,270	12,946	25,334	24,494
Policyholder benefits	9,176	8,345	8,480	17,521	16,259
Insurance commissions, net of deferrals	1,472	1,489	1,379	2,961	2,744
Expenses, taxes, fees and depreciation	987	1,139	1,053	2,127	1,597
Amortization of DAC and VOBA	426	371	82	796	461
Total benefits and expenses	12,061	11,344	10,994	23,405	21,061
Income before income taxes	$1,003	$926	$1,952	$1,929	$3,433

Total assets	$177,147	$168,486	$134,310	$177,147	$134,310

	KMG America		Predecessor	KMG America	Predecessor
	Quarter Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
			(Pro Forma)		(Pro Forma)
Third party administration business:
Insurance premiums	$—	$—	$—	$—	$—
Net investment income	—	—	—	—	—
Commissions and fee income	3,583	3,483	3,453	7,066	6,799
Realized investment gains	—	—	—	—	—
Other income	—	1	—	1	1
Total revenues	3,583	3,484	3,453	7,067	6,800
Policyholder benefits	—	—	—	—	—
Insurance commissions, net of deferrals	—	—	—	—	—
Expenses, taxes, fees and depreciation	3,261	3,206	3,084	6,467	6,019
Amortization of DAC and VOBA	—	—	—	—	—
Total benefits and expenses	3,261	3,206	3,084	6,467	6,019
Income before income taxes	$322	$278	$369	$600	$781

Total assets	$8,304	$8,406	$7,232	$8,304	$7,232

Acquired business:
Insurance premiums	$661	$938	$1,125	$1,599	$2,115
Net investment income	1,916	2,063	2,305	3,979	4,506
Commissions and fee income	—	—	—	—	—
Realized investment gains	—	—	—	—	—
Other income	18	13	25	31	50
Total revenues	2,595	3,014	3,455	5,609	6,671
Policyholder benefits	809	1,195	2,118	2,004	3,660
Insurance commissions, net of deferrals	103	99	111	202	218
Expenses, taxes, fees and depreciation	667	704	674	1,371	1,360
Amortization of DAC and VOBA	(105)	(105)	(128)	(210)	(117)
Total benefits and expenses	1,474	1,893	2,775	3,367	5,121
Income before income taxes	$1,121	$1,121	$680	$2,242	$1,550

Total assets	$209,610	$212,188	$201,198	$209,610	$201,198

Corporate & other:
Insurance premiums	$—	$—	$—	$—	$—
Net investment income	2,145	1,797	1,519	3,942	3,352
Commissions and fee income	88	85	31	173	37
Realized investment gains	—	—	—	—	—
Other income	121	71	95	192	190
Total revenues	2,354	1,953	1,645	4,307	3,579
Policyholder benefits	—	—	—	—	—
Insurance commissions, net of deferrals	—	—	—	—	—
Expenses, taxes, fees and depreciation
- Kanawha legacy	1,659	1,284	1,228	2,943	2,836
- KMG America (KMGA) new activity	2,333	1,586	—	3,919	—
Amortization of DAC and VOBA	—	—	—	—	—
Total benefits and expenses	3,992	2,870	1,228	6,862	2,836
Income (loss) before income taxes	$(1,638)	$(917)	$417	$(2,555)	$743
Income before income taxes excluding KMGA new expenses	$695	$669	$417	$1,364	$743

Total assets	$227,294	$210,366	$195,953	$227,294	$195,953

KMG America Corporation

Reconciliation of Pro Forma Consolidated Statements of Income (Unaudited)

(in thousands)

	KMG America		Predecessor	KMG America	Predecessor
	Quarter Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Net income as reported	$713	$1,020	$1,633	$1,733	$1,724

Restatement to purchase accounting: (1)
Adjustment to investment income (2)	—	—	(468)	—	(936)
Adjustment to change in benefit reserves (3)	—	—	2,737	—	5,367
Amortization of other intangible assets (4)	—	—	(143)	—	(286)
Amortization of DAC and VOBA (5)	—	—	1,115	—	2,326
Taxes on the above	—	—	(1,134)	—	(2,265)

Net income - pro forma	$713	$1,020	$3,740	$1,733	$5,930

(1)

Adjustment of statements of income for the three and six month periods ended June 30, 2004, for the actual dollar value impact that the December 31, 2004, balance sheet PGAAP adjustments had on the statements of income for the three and six month periods ended June 30, 2005, respectively.

(2)	Reflects the amortization of fair value adjustment to the cost basis of Kanawha’s fixed income and mortgage loan investments.
(3)	To record the adjustment to historical benefit expense to reflect the new benefit expense relating to the future policy and contract reserves restated to fair value.
(4)

To record amortization of the fair value of $7.7 million of certain intangible assets including product approvals in 45 states and future revenues associated with the customer relationships of Kanawha Healthcare Solutions, a wholly-owned direct subsidiary of Kanawha.

(5)	Reflects the adjustment to remove historical amortization of DAC and VOBA and to record amortization of the restated VOBA established on the balance sheet as of December 31, 2004.

Kanawha Predecessor

Reconciliation of Pro Forma Reporting Segment Results (Unaudited)

(in thousands)

	Worksite Insurance Segment		Senior Insurance Segment
	Quarter Ended	Six Months Ended	Quarter Ended	Six Months Ended
	June 30, 2004	June 30, 2004	June 30, 2004	June 30, 2004
Pretax income as reported	$(1,034)	$(1,397)	$805	$1,392

Restatement to Purchase Accounting: (1)
Adjustment to investment income (2)	306	612	(52)	(104)
Adjustment to change in benefit reserves (3)	933	1,874	1,315	2,460
Amortization of DAC and VOBA (5)	457	1,189	(116)	(315)

Pretax operating income - pro forma	$662	$2,278	$1,952	$3,433

	Acquired Insurance Segment		Corporate and Other Segment
	Quarter Ended	Six Months Ended	Quarter Ended	Six Months Ended
	June 30, 2004	June 30, 2004	June 30, 2004	June 30, 2004
Pretax income as reported	$(572)	$(913)	$2,783	$2,627

Adjust for realized investment gains			$(1,512)	$(1,728)
Adjust for one-time incentive payment				$1,552

Restatement to Purchase Accounting: (1)
Adjustment to investment income (2)	(11)	(22)	(711)	(1,422)
Adjustment to change in benefit reserves (3)	489	1,033	—	—
Amortization of other intangible assets (4)			(143)	(286)
Amortization of DAC and VOBA (5)	774	1,452	—	—

Pretax operating income - pro forma	$680	$1,550	$417	$743

(1)   Adjustment of statements of income for the three and six month periods ended June 30, 2004, for the actual dollar value impact that the December 31, 2004, balance sheet PGAAP adjustments had on the statements of income for the three and six month periods ended June 30, 2005, respectively.

(2)   Reflects the amortization of fair value adjustment to the cost basis of Kanawha’s fixed income and mortgage loan investments.

(3)   To record the adjustment to historical benefit expense to reflect the new benefit expense relating to the future policy and contract reserves restated to fair value.

(4)   To record amortization of the fair value of $7.7 million of certain intangible assets including product approvals in 45 states and future revenues associated with the customer relationships of Kanawha Healthcare Solutions, a wholly-owned direct subsidiary of Kanawha.

(5)   Reflects the adjustment to remove historical amortization of DAC and VOBA and to record amortization of the restated VOBA established on the balance sheet as of December 31, 2004.

KMG America Corporation and Predecessor

Consolidated Balance Sheet (Unaudited) - December 31, 2004

(in thousands, except per share data)

		KMG	Purchase GAAP		KMG
	Kanawha	America	Adjustments		America
	Historical	Historical	Incr (Decr)		Consolidated
Assets:
Cash and cash equivalents	$69,268	$48,132	$—		$117,400
Investments	459,844	—	1,297	(1)	461,141
Total cash and investments	529,112	48,132	1,297		578,541
Accrued investment income	4,909	3	—		4,912
Deferred acquisition costs (DAC)	87,339	—	(87,339	)(2)	—
Value of business acquired (VOBA)	26,579	—	47,902	(3)	74,481
Goodwill	1,258	—	(1,258	)(4)	—
Other assets	90,971	117	21,029	(5)	112,117
Total Assets	$740,168	$48,252	$(18,369)		$770,051

Liabilities and shareholders’ equity:
Total policy and contract liabilities	$486,654	$—	$44,261	(6)	$530,915
Deferred income taxes	28,117	—	(21,615	)(7)	6,502
Other liabilities	29,484	16,236	(874	)(8)	44,846
Total Liabilities	544,255	16,236	21,772		582,263
Total shareholders’ equity	195,913	32,016	(40,141)		187,788
Total liabilities and shareholders’ equity	$740,168	$48,252	$(18,369)		$770,051

Book value per share:
Basic					$8.51
Diluted					$8.44

Ending shares outstanding:
Basic					22,072
Diluted					22,242

(1)   To value Kanawha’s investment portfolio at its estimated fair value.

(2)   To eliminate Kanawha’s deferred acquisition cost balance.

(3)   To eliminate Kanawha’s value of business acquired and replace it with the present value of future profits of the business acquired.

(4)   To eliminate Kanawha’s goodwill balance.

(5)   To record the fair value of certain intangible assets including trade names ($6.1 million); licenses to conduct insurance in 45 states ($3.7 million); product approvals in 45 states ($2.8 million); future revenues associated with the customer relationships of Kanawha HealthCare Solutions ($4.9 million); and change in fair value of reinsurance receivable asset ($3. 5 million) related to ceded portion of policy and contract reserves referenced in footnote 6.

(6)   To record the change in Kanawha’s policy and contract reserves to fair value (direct before reinsurance ceded).

(7)   To adjust the deferred tax liability of Kanawha to account for the difference between the estimated fair value of the net assets acquired and the tax basis of the net assets acquired.

(8)   To adjust miscellaneous other liabilities to estimated fair value.

KMG America Corporation and Predecessor

Statistical and Operating Data at or for the Periods Indicated

(in thousands, except percentages)

OTHER FINANCIAL DATA

Unaudited

	KMG America		Predecessor	KMG America	Predecessor
	Quarter Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Sales - issued and paid for annualized premiums:

Worksite insurance segment - Kanawha Legacy
Life	$677	$619	$606	$1,296	$1,043
Cancer	430	508	618	938	1,185
Disability income	933	1,311	1,196	2,244	2,145
Other A&H	315	659	268	974	592
Total worksite - Kanawha Legacy	2,355	3,097	2,688	5,452	4,965

Worksite insurance segment - KMG America (KMGA) New Activity Core Group Products:
Life	$—	$—	$—	$—	$—
Stop loss	1,128	—	—	1,128	—
Disability income	—	—	—	—	—
Other A&H	—	—	—	—	—
Voluntary Benefit Products:
Life	9	—		9
Cancer	80	—	—	80	—
Disability income	591	—	—	591	—
Other A&H	1	—	—	1	—
Total worksite - KMGA New Activity	1,809	—	—	1,809	—

Senior market insurance segment
Long term care	549	447	1,083	996	2,416
Total senior market insurance	549	447	1,083	996	2,416

Total sales	$4,713	$3,544	$3,771	$8,257	$7,381

	Quarter Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Pro forma benefit ratios: (1)
Worksite insurance	70.9%	74.3%	75.3%	72.6%	75.4%
Senior market insurance	82.5%	78.7%	74.7%	80.6%	75.0%
Acquired business	122.4%	127.4%	188.3%	125.3%	173.0%
Total company	77.0%	78.0%	79.8%	77.5%	79.2%

(1)  benefit ratio is defined as total policyholder benefits divided by total net premiums and are all stated on a pro forma basis.